Exhibit (a)(66)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

The Glenmede Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to change the name of the following series of common stock of the Corporation as set forth below.

Current Name                                                          New Name

Muni Enrichment Portfolio                                    Municipal Allocation Portfolio

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary on this 21st day of June, 2023.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy	By:	Kent E. Weaver, Jr.
Michael P. Malloy		Kent E. Weaver, Jr.
Secretary		President